Exhibit 99.1

Contact:	George Biechler, 610-774-5997

PPL Electric Utilities to redeem five series of preferred stock in full

ALLENTOWN, Pa. (March 16, 2010) ― PPL Electric Utilities Corporation, a subsidiary of PPL Corporation (NYSE: PPL), on Tuesday (3/16) began mailing notices of redemption to owners of record of all the outstanding shares of five separate series of PPL Electric’s preferred stock.

The redemptions, which PPL Electric is undertaking to reduce costs and increase efficiencies, will be effective April 15, 2010. At that time, PPL Corporation will have acquired all of the remaining voting stock of PPL Electric that it does not already own, which amounts to less than 1 percent of PPL Electric’s voting stock. On and after that date, the redeemed shares will no longer be outstanding and will represent only the right to receive the applicable redemption price.

The total amount being paid by PPL Electric to effect the redemptions is approximately $54 million, which will be funded from cash on hand from operations. There are approximately 500,000 combined shares of the five series of preferred stock held by approximately 3,800 registered shareowners. Redemption prices do not include the dividends that were declared on Feb. 26, 2010, to holders of record on March 10, 2010, and that are payable April 1, 2010. Those dividends will be paid separately.

The redemption and paying agent for the redemptions is Wells Fargo Bank, N.A.  Certificates representing shares of the series of preferred stock being redeemed may be submitted to Wells Fargo at the following addresses:

By mail or hand delivery:

Wells Fargo Bank, N. A.,
Attn: Corporate Actions
161 N. Concord Exchange
South St. Paul, MN  55075

Hand delivery:

Wells Fargo Bank, N. A.
Attn: Shareowner Services
40 W. 57th Street - 16th floor
New York, NY 10019

Payment of the redemption price will be made on or after April 15, 2010, upon receipt by Wells Fargo of all required documentation. No dividends will accrue after April 1, 2010, nor will any interest accrue on amounts held by Wells Fargo to pay the redemption price.

Because the redemptions are redemptions in full, PPL Electric will cause each of the series of redeemed shares to be delisted from trading and not listed on any other exchange. The company also intends to file with the Securities and Exchange Commission a notification of voluntary withdrawal of listing and registration with respect to each of the redeemed series.

The series to be redeemed, the applicable redemption price per share payable for each series, the exchange on which the series is traded and the applicable CUSIP number are set forth below:

Series	Redemption Price	Exchange	CUSIP No.

4 ½% preferred stock	$110.00	NYSE	69351U301
3.35% series preferred	$103.50	OTC	69351U871
4.40% series preferred	$102.00	NYSE	69351U202
4.60% series preferred	$103.00	OTC	69351U400
6.75% series preferred	$101.35	OTC	69351U889

This news release is being posted on PPL’s corporate Web site at www.pplweb.com for at least 30 days.

PPL Electric Utilities Corporation, a subsidiary of PPL Corporation that provides electricity delivery services to about 1.4 million customers in Pennsylvania, has consistently ranked among the best companies for customer service in the United States. More information is available at www.pplelectric.com.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.